EXHIBIT 10.1

 EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of April 27, 2022, by and between Centene Corporation (together with its successors and assigns, the “Company”), and Sarah M. London (“Executive”).

R E C I T A L S

WHEREAS, the Company desires to continue to employ Executive as the Company’s Chief Executive Officer; and

WHEREAS, the Company and Executive mutually desire to set forth and agree to certain terms of Executive’s employment.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

A G R E E M E N T

1.Employment and Term. The Company hereby agrees to continue to employ Executive and Executive hereby accepts continued employment by the Company on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) commenced on March 21, 2022 (the “Effective Date”) and shall continue through the three-year anniversary of such date; provided, however, that the Term shall thereafter be automatically extended for unlimited additional one-year periods unless, at least ninety (90) days prior to the then-scheduled date of expiration of the Term, either (x) the Company gives written notice to Executive that it is electing not to so extend the Term or (y) Executive gives written notice to the Company that Executive is electing not to so extend the Term. Notwithstanding the foregoing, the Term may be earlier terminated in strict accordance with the provisions of Section 5 below, in which event Executive’s employment with the Company shall expire in accordance therewith.

2.Position, Duties and Responsibilities; Location.

2.1     Position and Duties. Executive shall be employed as Chief Executive Officer of the Company and shall serve as a member of the Company’s Board of Directors (the “Board”). Executive shall have, subject to the Company’s Bylaws and the direction of the Board, general overall authority and responsibility for the day-to-day management of the affairs and business of the Company and its subsidiaries, if any, and primary responsibility for the formulation, implementation and execution of strategic policies relating to the Company’s business operations, financial objectives and market growth. Executive shall have such duties, powers and authority as are commensurate with her position, including such other duties and responsibilities as are reasonably delegated to Executive, from time-to-time by the Board. Executive shall report solely and directly to the Board and, for the avoidance of doubt, shall not report to any specific member of the Board.

2.2     Exclusive Services and Efforts. Executive agrees to devote Executive’s best reasonable efforts, energies, and skill to the full discharge of the duties and responsibilities attributable to Executive’s position and, except as set forth herein, agrees to devote substantially all of Executive’s professional time and attention exclusively to the business and affairs of the Company. Notwithstanding the foregoing, Executive may (a) serve on the boards of a reasonable number of trade associations and charitable organizations, (b) engage in charitable activities and community affairs, (c) manage Executive’s personal investments and affairs and (d) subject to prior approval by the Board (which approval shall not be unreasonably withheld), serve on up to two (2) boards of directors of unaffiliated companies, so long as such activities do not, either individually or in the aggregate, materially interfere with the proper performance of Executive’s duties and responsibilities hereunder.

3.Compensation.

3.1    Base Salary. During the Term, the Company hereby agrees to pay to Executive an annualized base salary (the “Salary”) of One Million Four Hundred Thousand Dollars ($1,400,000), less all applicable federal, state and local income and employment taxes and other required or elected withholdings and deductions, payable in equal installments on the Company’s regularly-scheduled paydays as it is earned. Executive’s Salary will be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be adjusted upward (in which case such increased amount shall be the “Salary” hereunder) or remain the same (but in no event shall the Salary be reduced). Notwithstanding the foregoing, the Company may reduce the Salary if such reduction is also applicable in a substantially similar manner and proportion to reductions to other senior executives of the Company generally.

3.2 Annual Bonus. For each calendar year that ends during the Term, Executive shall be entitled to receive an annual cash incentive award (the “Annual Bonus”). Executive’s target Annual Bonus shall be no less than one hundred fifty percent (150%) of Executive’s Salary. For purposes of calculating any Annual Bonus payable for 2022, Executive’s Salary shall be calculated using the following proration formula:

((Salary immediately prior to Effective Date)/365) x 79) + ((Salary on the Effective Date/365) x 286)

For each year, the Compensation Committee shall award the Annual Bonus based on an evaluation of performance and peer company compensation practices, taking into account Company and individual performance objectives. The Compensation Committee may award an Annual Bonus in excess of the target amount, and may grant a special bonus at any time. The Annual Bonus shall be paid in the calendar year following the year in which the services were performed, as soon as reasonably practicable following the Compensation Committee’s approval thereof, but in no event later than March 15 of the year following the year in which services were performed.

3.3 Long-Term Incentive Awards. Executive shall be eligible for annual grants of long-term cash and equity compensation awards at the Company’s good faith discretion, based upon the Compensation Committee’s evaluation of her performance and peer company compensation practices (each, a “Long-Term Award”). The Long-Term Awards may consist of (a) a cash-based long-term incentive awards (the “Cash Awards”) under the Company’s 2007 Long-Term Incentive Plan, as amended, or successor-plan (the “LTIP”), and (b) service-based restricted stock units, performance-based restricted stock units and performance-based stock options (the “Equity Awards”) issued under the Company’s 2012 Stock Incentive Plan, as amended, or successor plan (the “Stock Plan”). Each Cash Award shall be subject to the terms of the LTIP and an award agreement to be executed by Executive and the Company, and each Equity Award shall be subject to the terms of the Stock Plan and award agreements to be executed by Executive and the Company; provided, that the terms of such awards shall be no less favorable than provided to other senior executives of the Company generally. Executive’s annual target Long-Term Awards shall be not less than $12,500,000. The Company may reduce the target value of the Long-Term Awards if such reduction is also applicable in a substantially similar manner and proportion to reductions to other senior executives of the Company generally.

4.Employee Benefits.

4.1    Participation in Benefit Plans. During the Term, Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs and arrangements as are made generally available from time to time to senior executives of the Company (which shall include customary life insurance and disability plans), such participation in each case to be on terms and conditions no less favorable to Executive than to other senior executives of the Company generally.

4.2    Fringe Benefits, Perquisites and Vacations. During the Term, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other senior executives of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with her position and responsibilities at the Company and that are no less favorable than those applying to other senior executives of the Company. In addition, Executive shall be entitled to twenty-five (25) days’ paid vacation per calendar year (which, if not used, may be carried over from year to year).

4.3    Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business and travel expenses incurred in the performance of her job duties and the promotion of the Company’s business, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company.

4.4    Use of Company Aircraft. Executive shall be entitled to use aircraft operated by the Company (the “Company Aircraft”), to the extent such aircraft are reasonably available, (a) for business uses related to Executive’s responsibilities with respect to the management of the Company’s operations and (b) for reasonable personal uses, subject to the Company’s priority for business purposes. The timing and amount of Executive’s use of the Company Aircraft shall be at Executive’s reasonable discretion but, in any event, shall be subject to reasonable limitations established by the Board. In no event shall Executive be permitted to use any Company Aircraft if and to the extent it would cause the Company’s ability to deduct the use, ownership or operation of any Company Aircraft as an expense or otherwise to be impaired or lost.

5.Termination.

5.1    General. The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate Executive’s employment for any reason or no reason, in either case subject only to the terms of this Agreement. In the event of the termination of Executive’s employment hereunder for any reason, Executive shall promptly resign from the Board, and any other position Executive then holds that is affiliated with the Company or that Executive was holding at the Company’s request. For purposes of this Agreement, the following terms have the following meanings:

a.“Accrued Obligations” shall mean: (i) Executive’s earned but unpaid Salary through the Termination Date; (ii) payment of any annual, long-term, or other incentive award earned in respect to any period ending on or before the Termination Date, or payable (but not yet paid) on or before the Termination Date; (iii) any unpaid expense or other reimbursements pursuant to Section 4.3 hereof, payable pursuant to the Company’s expense reimbursement policies; and (iv) any rights, entitlements or benefits to which Executive is or becomes (or Executive’s dependents are or become) entitled in accordance with the terms of any Company Arrangement.

b.“Cause” shall mean (i) Executive is convicted of, or pleads guilty or nolo contendere to, a felony or a crime involving moral turpitude (other than Limited Vicarious Liability (as defined below)), which is economically or reputationally harmful to the Company; (ii) in carrying out Executive’s duties hereunder, Executive engages in conduct that constitutes willful gross misconduct, or willful gross neglect and that, in either case, results in material economic or reputational harm to the Company, which Executive fails to cure within thirty (30) days following Executive’s receipt of written notice from the Board of such misconduct; or (iii) Executive refuses to perform, or repeatedly fails to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to Executive (consistent with Section 2) by the Board, which non-performance has continued for thirty (30) days following Executive’s receipt of written notice from the Board of such non-performance; provided, that, poor performance shall not in and of itself constitute Cause. No action or inaction shall be treated as willful unless done or not done in bad faith and without a reasonable belief it was in the best interests of the Company and its subsidiaries. Cause shall not occur as a result of actions or inactions based upon directions from the Board or advice of counsel to the Company. Executive shall not be terminated for Cause absent a resolution by the Board and the opportunity to be heard (with her counsel present if she so elects) before the Board. For purposes of this Section 5.1(b), “Limited Vicarious Liability” shall mean any liability which is (A) based on acts of the Company for which Executive is responsible solely as a result of her office(s) with the Company and (B) provided that (1) she was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (2) she did not have a reasonable basis to believe that a law was being violated by such acts.

c.“Change in Control” shall mean the first to occur of any of the following; provided, that for any distribution that is subject to Section 409A (as defined in Section 8.2), a Change in Control under this Agreement shall be deemed to occur only if such event also satisfies the requirements under Treas. Regs. Section 1.409A-3(i)(5):

i.any Person (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding a group of persons including the Executive, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent or more of the combined voting power of the Company’s then-outstanding securities;

ii.individuals who, as of January 1, 2022, constituted the Board (the “Incumbent Board”), cease for any reason to constitute a majority thereof (provided, however, that an individual becoming a director subsequent to January 1, 2022 whose election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be included within the definition of Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual election contest (or such terms used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or

iii.the stockholders of the Company consummate a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in (x) the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (i.e., the ultimate parent entity if one exists)) at least fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (y) the members of the board of directors of the Company as of the time of the Board’s approval of the execution of the initial agreement providing for such merger or consolidation continuing to represent a majority of the board of directors of the Company or such surviving entity (i.e., the ultimate parent entity if one exists) immediately after such merger or consolidation.

d.“Company Arrangement” shall mean any plan, program, agreement, corporate governance document or arrangement of the Company or any of its affiliates.

e.“Disability” shall mean that Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform Executive’s duties and responsibilities hereunder for one hundred eighty (180) consecutive days.

f.“Good Reason” shall mean the occurrence of any of the following events without Executive’s express prior written consent: (i) a material diminution in Executive’s authority, title, duties, responsibilities, or reporting lines (including failure by the Board to nominate Executive to the Board and support her election); (ii) a reduction in Executive’s Salary, target Annual Bonus or target Long-Term Award (other than, prior to a Change in Control, any reduction that is also applicable in a substantially similar manner and proportion to the other senior executives of the Company generally, that is not in excess of an aggregate 10%); (iii) relocation of Executive’s principal office, or principal place of employment, to a location that is more than thirty (30) miles from St. Louis, Missouri; (iv) a material breach by the Company or any of its affiliates of this Agreement or any material compensation agreement; or (v) at any time during the twenty-four (24)-month period following a Change in Control, Executive is no longer the Chief Executive Officer of a publicly-traded entity. A termination of employment by Executive with Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination with Good Reason”), not later than thirty (30) days following Executive’s knowledge of the occurrence of the circumstances that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason. The Company shall be entitled, during the ten (10) day period following receipt of a Notice of Termination with Good Reason, to cure the circumstances that gave rise to Good Reason; provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to Executive (such ten (10) day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, Executive will not be permitted to terminate employment for Good Reason as a result of such circumstances. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, Executive will be entitled to terminate employment with Good Reason during the thirty (30) day period that follows the end of the Cure Period. If Executive does not terminate employment during such thirty (30) day period, Executive will not be permitted to terminate employment with Good Reason as a result of such event.

g.“Pro Rata Annual Bonus” shall mean an amount equal to (i) the greater of (x) Executive’s target Annual Bonus for the calendar year during which Executive’s employment hereunder terminated if Executive’s employment hereunder had continued or (y) the average Annual Bonus earned by Executive for the two most recent calendar years for which an Annual Bonus had been determined, multiplied by (ii) a fraction, the numerator of which is the number of days Executive was employed hereunder during such year and the denominator of which is the number of days in such year; and

h.“Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement (which, in the case of a notice of non-renewal of the Term in accordance with Section 1 hereof, shall mean the date on which the Term expires).

For purposes of calculating severance amounts or Pro Rata Annual Bonus under this Agreement no reductions made to Salary or Target Bonus which would otherwise constitute Good Reason or which were made within six (6) months prior to the Termination Date shall be taken into account.

5.2    Termination by the Company Without Cause, by Executive With Good Reason, or Due to the Company’s Non-Renewal of the Term. In the event that Executive’s employment is terminated by the Company without Cause, by Executive with Good Reason, or due to the Company’s non-renewal of the Term pursuant to Section 1 above, the Term shall expire on the Termination Date and the Company shall pay or provide to Executive the following payments and benefits:

a.an amount equal to (i) two (2) times (ii) the sum of (1) Executive’s Salary as in effect immediately prior to the Termination Date ) and (2) the greater of Executive’s target Annual Bonus then in effect or the average Annual Bonus earned by Executive for the two most recent calendar years for which an Annual Bonus had been determined, such amount to be paid in a cash lump sum to Executive on the sixtieth (60th) day after the Termination Date;

b.a Pro-Rata Annual Bonus, such amount to be paid in a cash lump sum to Executive on the sixtieth (60th) day after the Termination Date;

c.a lump sum cash payment equal to the monthly COBRA costs of continued coverage for a period of twenty-four (24) months following the Termination Date under the Company’s welfare plans (including health, dental, prescription drug and vision), for Executive and, as applicable, Executive’s spouse and eligible dependents, less the amount Executive would be required to contribute for such coverage if Executive had remained an active employee during such twenty-four (24) month period, such payment to be made to Executive on the sixtieth (60th) day after the Termination Date;

d.(i) notwithstanding the terms of the award agreement, continued vesting of Executive’s performance-vested restricted stock units granted on March 29, 2022, with payout as soon as practicable following the termination of the performance period based on the Company’s performance and, (ii) continued vesting of Executive’s time-vested restricted stock units granted on September 7, 2021, in each case as if Executive had remained employed through all scheduled vesting dates;

e.unless more favorable treatment is provided in the applicable award, (i) immediate acceleration of the vesting of all time-vested equity and equity-based awards that would otherwise vest during the twenty-four (24) month period following the Termination Date; (ii) pro rata vesting and payment of all performance-based awards based upon adding an additional twenty-four (24) months service and then determining performance at the end of the applicable performance period based upon the greater of target or Company performance, with amounts payable when paid to other senior executives generally for such performance period and (iii) for all vested stock options (taking into account (i) above) granted after the Effective Date, the exercise period shall extend until the earlier of one (1) year following the Termination Date or the scheduled expiration date of such stock options; and

f.the Accrued Obligations.

5.3    Death and Disability. Executive’s employment shall terminate in the event of Executive’s death, and either Executive or the Company may terminate Executive’s employment in the event of Executive’s Disability (provided that no termination of Executive’s employment hereunder for Disability shall be effective unless the party terminating Executive’s employment first gives at least fifteen (15) days’ written notice of such termination to the other party). In the event that Executive’s employment hereunder is terminated due to Executive’s death or Disability, the Term shall expire on the Termination Date and Executive and/or Executive’s estate or beneficiaries (as the case may be) shall be entitled to the benefits described in Section 5.2(b), (c), (d), (e) and (f).

5.4    Termination by the Company For Cause, by Executive Without Good Reason, or Due to Executive’s Non-Renewal of the Term. In the event that Executive’s employment is terminated by Executive without Good Reason, by the Company for Cause, or due to Executive’s non-renewal of the Term pursuant to Section 1 above, the Term shall expire as of the Termination Date and Executive shall be entitled only to the Accrued Obligations.

5.5    Due to Change in Control. In the event that, on the day of, within two (2) years following or one hundred twenty (120) days prior to a Change in Control (or otherwise at the request of any third party participating in or causing the Change in Control), Executive’s employment is terminated by the Company without Cause, by Executive with Good Reason, or due to the Company’s non-renewal of the Term pursuant to Section 1 above, then, in lieu of the payments otherwise due to Executive under Section 5.2 above, the Term shall expire on the Termination Date and the Company shall pay or provide to Executive:

a.an amount equal to (i) three (3) times (ii) the sum of (A) Executive’s Salary as in effect immediately prior to the Termination Date (or, if greater, immediately prior to any event constituting Good Reason and (B) the greater of Executive’s target Annual Bonus then in effect or the average Annual Bonus earned by Executive for the two most recent calendar years for which an Annual Bonus had been determined, such payment to be made in a cash lump sum to Executive on the sixtieth (60th) day after the Termination Date (or, if the Termination Date occurs prior to the Change in Control, upon the later of the sixtieth (60th day) after the Termination Date or the Change in Control);

b.a Pro-Rata Annual Bonus, such amount to be paid in a cash lump sum to Executive on the sixtieth (60th) day after the Termination Date;

c.a lump sum cash payment equal to the monthly COBRA costs of continued coverage for a period of thirty-six (36) months following the Termination Date under the Company’s welfare plans (including health, dental, prescription drug and vision), for Executive and, as applicable, Executive’s spouse and eligible dependents, less the amount Executive would be required to contribute for such coverage if Executive had remained an active employee during such thirty-six (36)-month period, such payment to be made to Executive on the sixtieth (60th) day after the Termination Date;

d.full vesting, exercisability and non-forfeitability, as applicable, as of the Termination Date, of any outstanding equity or equity-based awards and the exercise period for stock options granted after the Effective Date shall extend until the earlier of one (1) year following the Termination Date or the scheduled expiration date of such stock options; and

e.the Accrued Obligations.

The amounts payable pursuant to this Section 5.5 shall be reduced by any amounts previously paid to Executive pursuant to Section 5.2 and no duplication of payments shall occur.

5.6    Release. Executive’s entitlement to the payments described in this Section 5 (other than the Accrued Obligations) is expressly contingent upon Executive first providing the Company with a signed mutual release of claims in substantially the form attached hereto as “Exhibit A” (the “Release”). In order to be effective, such Release must be (a) delivered by Executive to the Company no later than forty-five (45) days following the Termination Date and not revoked by Executive during the seven (7) day period following such delivery, and (b) counter-signed and returned by the Company to Executive within ten (10) days following the Company’s receipt thereof; provided, however, that if Executive delivers the Release to the Company on a timely basis and the Company does not return a counter-signed Release during the applicable time period allowed, such Release of Executive shall be null and void and payments hereunder shall cease to be contingent on the Release and this Section 5.6.

6.Excess Parachute Payments.

6.1    If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and (b) the net after-tax benefit (after giving effect to all federal, state and local taxes) that Executive would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code (the “Parachute Threshold”), is greater than the net after-tax benefit (after giving effect to all federal, state and local taxes, including any applicable excise taxes) Executive would receive if the full amount of the Transaction Payments were paid to Executive, then the Transaction Payments payable to Executive shall be reduced (but not below zero) so that the Transaction Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Transaction Payments under Section 5.5(a) and (b) hereof.

6.2    Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. Subject to Section 7.4 of this Agreement, for purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive at least thirty (30) days prior to the date the excise tax imposed by Section 4999 of the Code (including any interest, penalties or additions to tax relating thereto) is required to be paid by Executive or withheld by the Company. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

7.Indemnification.

7.1    If Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding by reason of the fact that Executive is or was a director,

officer, shareholder, employee, agent, trustee, consultant or representative of the Company or any of its affiliates or is or was serving at the request of the Company or any of its affiliates, or in connection with Executive’s service hereunder as a director, officer, shareholder, employee, agent, trustee, consultant or representative of another Person, or if any Claim is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by any Company Arrangement, or if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, excise taxes under the Employee Retirement Income Security Act of 1974 or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith or in connection with seeking to enforce Executive’s rights under this Section 7.1, and such indemnification shall continue even if Executive has ceased to be a director, officer, shareholder, employee, agent, trustee, consultant or representative of the Company or other Person and shall inure to the benefit of Executive’s heirs, executors and administrators.

7.2    A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the sixth (6th) anniversary of the Termination Date, providing coverage to Executive that is no less favorable to Executive in any respect than the coverage then being provided to any other current or former director or officer of the Company.

7.3    For purposes of this Agreement, the following terms shall have the following meanings: “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information; “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity; and “Proceeding” shall mean any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.

7.4    The Company hereby agrees that, for purposes of determining whether any parachute payment would be subject to the excise tax under Section 4999 of the Code (the “Excise Tax”), the non-compete set forth in Section 9.2 (the “Non-Compete Provision”) shall be treated as an agreement for the performance of personal services. The Company hereby agrees to indemnify, defend, and hold Executive harmless from and against any adverse impact, tax, penalty, or excise tax resulting from the Company or Accountants’ attribution of a value to the Non-Compete Provision that is less than the product of (i) the greater of (A) the total compensation amount that would be disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K if Executive had been a “named executive officer” of the Company in the year prior to the year of the event that triggers the Excise Tax or (B) an independent valuation of the Non-Compete Provision, multiplied by (ii) the duration of the Non-Compete Provision in years (this product, the “Post Change in Control Reasonable Compensation”), to the extent that use of such lesser amount results in a larger excise tax under Section 4999 of the Code than Executive would have been subject to had the Company or Accountants attributed a value to the Non-Compete Provision that is at least equal to the Post Change in Control Reasonable Compensation.

8.Other Tax Matters.

8.1    The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

8.2    Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits, severance, incentive compensation and/or equity compensation set forth herein shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision. If the Company and Executive reasonably agree that this Agreement is not in compliance with Section 409A, the parties shall in good faith attempt to modify this Agreement to comply with Section 409A while endeavoring to maintain the intended economic benefits hereunder. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death.

8.3    After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A.

8.4    Any amounts otherwise payable to Executive following a termination of employment that are not so paid by reason of this Section 8 shall be paid as soon as practicable following, and in any event within thirty (30) days following, the date that is six months after Executive’s separation from service (or, if earlier, the date of Executive’s death). All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.

8.5    To the extent that any reimbursements pursuant to Section 4.3 or otherwise are taxable to Executive, any reimbursement payment due to Executive pursuant to such Section shall be paid to Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Section 4.3 or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

9.Restrictive Covenants.

9.1    Confidentiality.

(a)    Company Information. Executive agrees at all times during the Term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except in connection with the performance of Executive’s duties, and not to disclose to any person or entity without written authorization of the Company, any Confidential Information of the Company. As used herein, “Confidential Information” means any Company proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Executive by the Company, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property. However, Confidential Information does not include any of the foregoing items which has become publicly known and made generally available (or is otherwise known within the Company’s industry) through no wrongful act of Executive.

(b)    Executive-Restricted Information. Executive agrees that during the Term of this Agreement Executive will not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom Executive has an agreement or duty to keep such information or secrets confidential.

(c)    Third Party Information. Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees at all times during the Term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except in connection with the performance of Executive’s duties, and not to disclose to any person or entity, or to use it except as necessary in performing Executive’s duties, consistent with the Company’s agreement with such third party.

(d)    Exceptions. Notwithstanding the foregoing provisions of Section 9.1, Executive may disclose information if required by applicable law or a court order or subpoena, requested by a governmental or self-regulatory organization or as reasonably necessary in connection with any legal process between Executive and the Company or any of its subsidiaries or Affiliates.

(e)    Defend Trade Secrets Act Notice of Immunity Rights. Executive acknowledges that the Company has provided her notice of her immunity rights under the Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”

9.2    Non-Competition.

(a)    Executive acknowledges that, during the Term, Executive has had access to information concerning the Company’s critical business strategies, engineering and technology development plans, competitive analyses, organizational structure. Accordingly, in consideration of the compensation provided under this Agreement, Executive agrees that during the Term and for the twenty-four (24)-month period thereafter (provided, that, in the event of a Change in Control this twenty-four (24) month period shall be reduced to twelve (12) months), Executive will not directly or indirectly, (i) own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, or be employed by, any person or entity engaged in any business that is (A) located in or provides services or products to a region in which the Company does business (or in which the Company has taken substantial steps to do business), and (B) competitive with the business activities of the Company as they existed during the period that Executive provided services to the Company (or with business activities in which the Company has taken substantial steps to engage); provided, that, following the Term this clause (i) shall only apply to business activities of the Company as they existed as of the Termination Date (or to business activities in which the Company has taken substantial steps to engage as of the Termination Date); (ii) solicit, induce, encourage, or attempt to induce or encourage any employee or consultant of the Company to terminate his or her employment or consulting relationship with the Company, or to breach any other obligation to the Company (other than advertising not specifically targeted at the Company’s employees and serving as a reference upon request); or (iii) interfere with, disrupt, alter, or attempt to disrupt or alter the relationship, contractual or otherwise, between the Company and any consultant, contractor, customer, potential customer, or supplier of the Company. Notwithstanding the foregoing, Executive shall not violate this provision by owning on a passive basis not less than two percent (2%) of the equity of any entity or by providing services to a unit, division, subsidiary or affiliate of a private equity firm or conglomerate which otherwise engages in activities competitive with the business activities of the Company if such unit, division, subsidiary or affiliate for which Executive provides services does not engage in such business activities.

(b)    Executive acknowledges that the restrictions contained under this Section 9.2 are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have executed this Agreement in the absence of such restrictions, and that any violation of any provision of this paragraph will result in irreparable injury to the Company. In the event the provisions under this Section 9.2 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

9.3    Injunctive Relief. Executive agrees that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by Executive to perform any of Executive’s obligations under this Section 9. Accordingly, if Company or any of its affiliates institutes any action or proceeding to enforce its rights under this Section 9, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company or its affiliates has an adequate remedy at law, and Executive shall not claim that any such remedy at law exists.

10.Non-Disparagement. During and after the Term, Executive and the Company agree not to make any statement that criticizes, ridicules, disparages, or is otherwise derogatory of the other; provided, however, that nothing in this Agreement shall restrict either party from making truthful statements (a) when required by law, subpoena, court order or the like; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; (d) in the course of performing Executive’s duties during the Term; (e) as reasonably appropriate pursuant to legal process between Executive and the Company; or (f) as reasonably necessary to correct false or misleading statements made by one party about the other.

11.Notices. Except as otherwise specifically provided herein, any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, received by email or when transmitted by facsimile transmission, one (1) day after being deposited with Federal Express or other nationally recognized overnight delivery service or three (3) days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at Executive’s address set forth following Executive’s signature below. Either party may change such address from time to time by notice to the other.

12.Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri, exclusive of any choice of law rules.

13.Arbitration; Legal Fees.

13.1    The Company and Executive waive their right to seek remedies in court, including any right to a jury trial. The Company and Executive agree that any dispute arising out of or relating to this Agreement, Executive’s employment with the Company, or any termination of such employment, shall be resolved by binding arbitration to be conducted in St. Louis, Missouri in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 13. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

13.2 In the event of any material contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, each of the parties shall bear its own costs and expenses, except that the Company agrees to promptly reimburse Executive for Executive’s costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Executive in connection with such contest or dispute in the event Executive prevails on a material issue, as determined by the arbitrator if in arbitration, by the court, or as a separate arbitration if otherwise. The amount shall be paid within thirty (30) days of the award of the arbitration or court, which shall also specify the amount due.

14.Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly-authorized officer of the Company (other than Executive). By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

15.Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company Arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

16.Assignment. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Executive’s consent shall not be required for any such transaction. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.

17.Voluntary Execution; Representations. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choosing concerning this Agreement and has been advised to do so by the Company; and (b) he has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on Executive’s own judgment and without duress. Executive represents and covenants that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which he is a party or by which he may be bound, he had not violated and in connection with Executive’s employment with the Company will not violated any non-solicitation or other similar covenant or agreement by which he is or may be bound, and in connection with Executive’s employment with the Company he will not engage in any unauthorized use of any confidential or proprietary information he may have obtained in connection with Executive’s employment with any other employer. The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations under it.

18.Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

19.Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

20.Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

21.Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.

22.No Mitigation/No Offset. Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company may have against Executive or any remuneration or other benefit earned or received by Executive after such termination.

23.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

24.Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement, including that certain Executive Severance and Change in Control Agreement entered into by and between Executive and the Company dated as of July 24, 2020. Unless otherwise specifically agreed by Executive and the Company, the definitions of Cause, Good Reason and Disability set forth herein shall replace the definitions of those terms applicable to Executive in any other agreement between the Company and Executive or any Company plan applicable to Executive and the restrictive covenants set forth in Section 9 herein shall replace the restrictive covenants applicable to Executive with respect to any Company equity award or other plan or agreement; provided, that, for purposes of forfeiture or clawback of any award, any shorter duration of covenant set forth in the applicable award agreement shall apply to such award.

25.IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

CENTENE CORPORATION:

By:     /s/ H. ROBERT SANDERS
______________________________
Name: H. Robert Sanders
Title: EVP, Global Human Resources

EXECUTIVE:

/s/ SARAH M. LONDON
________________________________
Name: Sarah M. London
Title: Chief Executive Officer

EXHIBIT A

FORM OF GENERAL RELEASE OF ALL CLAIMS

THIS GENERAL RELEASE OF ALL CLAIMS (this “General Release”), dated as of ________, is made by and between Sarah M. London (“Executive”) and Centene Corporation (together with its successors and assigns, the “Company”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of April 27, 2022 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company has been terminated and Executive is entitled to receive severance and other benefits, as set forth in Section 5 of the Employment Agreement subject to the execution of this General Release;

WHEREAS, in consideration for Executive’s signing of this General Release, the Company will provide Executive with such severance and benefits pursuant to the Employment Agreement; and

WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this General Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Company and to the Company by Executive.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Executive, for Executive, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Executive Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns in their capacities as such (collectively, the “Employer Releasees”) from, and does fully waive any obligations of Employer Releasees to Executive Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Executive Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company; (b) the termination of Executive’s employment with the Company; (c) the Employment Agreement; or (d) any events relating to Executive’s employment occurring on or prior to the date of this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all waivable claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement other than claims for unpaid severance benefits, bonus or Salary earned thereunder) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Executive Releasers may claim existed with Employer Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. Notwithstanding anything contained in this Section 1 above to the contrary, nothing contained in herein shall constitute a release by any Executive Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any right to indemnification, advancement of legal fees or directors and officers liability insurance coverage existing under the constituent documents of the Company or applicable state corporate, limited liability company and partnership statutes or pursuant to any agreement, plan or arrangement; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (iii) the right to receive severance and other benefits under the Employment Agreement; (iv) the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act; (v) any equity rights; or (vi) this General Release or any of its terms or conditions.

2. Excluded from this General Release and waiver are any claims which cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Employer Releasees with any government agency or any court.

3. Executive agrees never to seek personal recovery from any Employer Releasee in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing an Employer Releasee (excluding any claim by Executive under the ADEA or as otherwise set forth in Section 1 hereof), then Executive shall be liable to the Employer Releasee so sued for such Employer Releasee’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

4. The Employer Releasees do hereby release, waive, and forever discharge Executive, Executive’s heirs, personal representatives and assigns, and any and all other persons or entities that are now or may become liable to any Employer Releasee due to Executive’s act or omission (all of whom are collectively referred to as “Executive Releasees”), from, and do fully waive any obligations of Executive Releasees to Employer Releasees for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, that the Employer Releasees, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring from the beginning of time through the date of execution of this General Release.

5. Each party agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by any party of any improper or unlawful conduct.

6. Each party acknowledges and recites that he or it has:

(a) executed this General Release knowingly and voluntarily;

(b) had a reasonable opportunity to consider this General Release;

(c) read and understands this General Release in its entirety;

(d) been advised and directed orally and in writing (and this subparagraph (d) constitutes such written direction) to seek legal counsel and any other advice such party wishes with respect to the terms of this General Release before executing it; and

(e) relied solely on such party’s own judgment, belief and knowledge, and such advice as such party may have received from such party’s legal counsel.

7. Section 13 of the Employment Agreement, which shall survive the expiration of the Employment Agreement for this purpose, shall apply to any dispute with regard to this General Release.

8. Executive acknowledges and agrees that (a) Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate the terms of this General Release; and (b) Executive has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it. Executive shall have seven (7) calendar days from the date he executes this General Release to revoke Executive’s waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Section 11 of the Employment Agreement.

9. Capitalized terms used but not defined in this General Release have the meanings ascribed to such terms in the Employment Agreement.

10. This General Release may be executed by the parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the day and year first above written.

CENTENE CORPORATION:

By:
______________________________
Name:
Title:

EXECUTIVE:

________________________________
Name: Sarah M. London